EXHIBIT 5

                        ROBERT C. WEAVER, JR.
                          ATTORNEY AT LAW
                          721 Devon Court
                      San Diego, CA 92109-8007
                  (858)488-4433    FAX (858)488-2555


September 10, 2004

Peter Scholl, President
ROTOBLOCK CORPORATION
1715 Cook Street, Suite 205
Vancouver, BC, Canada  V5Y 3J6

     Re:  Registration Statement on Form SB-2, Amendment No. 2

Gentlepersons:

I have acted as counsel for ROTOBLOCK CORPORATION, a Nevada corporation (the "Company"), in connection with the registration by the Company of 10,000,000 units pursuant to a Registration Statement on Form SB-2 that has been filed with the Securities and Exchange Commission. Each unit consists of one share of Company common stock, par value $.001 per share, and one-half a warrant to purchase shares of common stock of the Company. One whole warrant entitles the holder to purchase one share of Company common stock at a price of $.50 per share for two years from the date of purchase of the unit.

For the purposes of this opinion, I have examined Nevada contract and corporate law, and such Company documents and records as I have deemed necessary, and based thereupon I am of the opinion, based on the effectiveness of the Registration Statement and receipt by the Company of the consideration, that:
a. the 10 million shares will be validly issued, fully paid and non-assessable as of the date they are issued; and
      b. the 5 million warrants will be legally binding obligations of the Company under the state contract law governing the warrant agreement; and
c. the 5 million shares underlying the warrants will be validly issued, fully paid and non-assessable as of the date they are issued.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to my firm in the Prospectus under the caption "Legal Matters."



Sincerely,
/s/ Robert C. Weaver, Jr.
by Robert C. Weaver, Jr.
Attorney at Law

RCW/ns